Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of September 2010 by and between The Original Soupman, Inc. (herein called ("COMPANY"), a company incorporated under the laws of the State of Delaware and having its principal place of business at 1110 South Ave., Suite 100, Staten Island, NY 10314 and MR. ROBERT BERTRAND, an individual residing at 14 Haviland Street, Norwalk, CT 06854 (herein called "EXECUTIVE").

WITNESSETH:

WHEREAS, COMPANY wishes to employ EXECUTIVE in the position of President and Chief Financial Officer; and

WHEREAS, EXECUTIVE wishes to be so employed.

NOW, THEREFORE, in consideration of the mutual promises and mutual covenants contained herein, the parties agree as follows:

1.           During the employment term of three (3) years from the date set forth above, COMPANY shall employ EXECUTIVE as President and Chief Financial Officer of the COMPANY, and EXECUTIVE accepts employment in such capacity and agrees to perform such duties as are consistent with said position. EXECUTIVE's employment by COMPANY shall be "at will" and shall be for as long as COMPANY shall continue employment, except that COMPANY agrees not to terminate this Agreement during the initial year except, for cause, as defined in Paragraph 9 of this Agreement. Subsequent to the first anniversary of your employment, COMPANY shall have the right to terminate this Agreement upon ninety (90) days prior notice. Upon termination, EXECUTIVE shall have only such rights as are afforded to full-time executives of COMPANY.

2.           During your employment, you shall devote your business time and efforts to the business and affairs of COMPANY. EXECUTIVE shall be a full-time employee of COMPANY and shall be entitled to all benefits afforded full-time employees of COMPANY, as same may change from time-to-time.

3.           It is recognized that EXECUTIVE, in the performance of his duties hereunder, will be required to expend sums for travel and for the entertainment of various persons, including representatives of companies with whom COMPANY has or might expect to have business relationships. COMPANY shall reimburse EXECUTIVE for reasonable business expenses incurred by EXECUTIVE in accordance with COMPANY travel and entertainment policy Coring the employment term in connection with the performance of his duties hereunder, conditioned upon and subject to receipt by COMPANY from EXECUTIVE of an appropriate itemized accounting with vouchers, where obtainable, attached.

4.           During your employment by COMPANY, you agree not to perform services for any other soup company.

5.           EXECUTIVE's services hereunder shall be performed primarily in the New York City/New Jersey Metropolitan area where COMPANY has its principal place of business. EXECUTIVE understands and agrees, however, that the nature of his duties hereunder may also require reasonable period of travel, from time to time.

6.           As full compensation during the employment term for EXECUTIVE's services hereunder and the obligations assumed and agreements given by EXECUTIVE hereunder: COMPANY and EXECUTIVE agree as follows:

(a)          COMPANY shall pay EXECUTIVE a gross annual Base Salary as follows:

Base Salary Year One	$150,000.00
Base Salary Year Two	$160,000.00
Base Salary Year Three	$170,000.00

The Executive agrees to be paid at the rate of $100,000 annually with the balance accruing and payable at the end of each year in cash so long as the Company has cash reserves of over $750,000 in the bank. If not paid in cash the compensation will be paid in stock.

(b)          COMPANY shall provide to EXECUTIVE all benefits regularly afforded to full-time employees of COMPANY.

(c)           EXECUTIVE shall be granted CASHLESS options to purchase a total of 250,000 shares of common stock of the COMPANY at an exercise price of fifty ($0.50) cents per share. The options shall vest, and be exercisable beginning as follows on the anniversary date of this Agreement

(i)            100,000 shares on the first day of year 1;

(ii)           75,000 shares on the first day of year 2;

(iii)          75,000 shares on the first day of year 3.

(d)           EXECUTIVE shall receive an automobile allowance of $600.00 per month, payable on the first day of each month.

(e)           EXECUTIVE shall receive medical insurance coverage during his employment with coverage and deductible limits not less favorable than the insurance in effect as of the date of this Agreement.

(f)           COMPANY shall, at its discretion obtain and maintain during EXECUTIVE's employment, at its expense, "key man" life insurance on the life of EXECUTIVE in an amount of $500,000.00. EXECUTIVE shall be entitled to designate the beneficiary of $250,000.00 of such insurance.

(g)           EXECUTIVE shall be entitled to participate in all 401k retirement, deferred benefit, and retirement plans offered to, or provided to any other employee of COMPANY.

7.             EXECUTIVE shall be entitled to two (2) weeks vacation, with pay, which shall be taken so as to not interfere with the performance of his obligations hereunder or otherwise reimbursed in cash.

8.             COMPANY shall have the right at any time, including during the term of this Agreement, by written notice to EXECUTIVE, to terminate this Agreement and to discharge EXECUTIVE for cause if one or both of these following events should occur during the employment term:

(a)           EXECUTIVE is convicted in a court of law of a (i) felony or (ii) any crime or offense involving material misuse or misappropriation of money or other property of COMPANY; or

(b)           EXECUTIVE breaches a material provision of this Agreement and such breach continues for a period of ten (10) business days after written notices of such breach is given to EXECUTIVE by COMPANY.

The determination of whether EXECUTIVE has breached a material provision of this Agreement shall he made by the Board of Directors of COMPANY after a hearing at which EXECUTIVE shall he entitled to be present and he heard, to be represented by counsel, and to present witnesses and evidence. The COMPANY and EXECUTIVE agree to binding arbitration in the State of New York by the American Arbitration Association in the event of a dispute regarding termination which shall consist of a panel of three arbitrators to be agreed upon mutually.

9.             If EXECUTIVE should die during the employment term, this Agreement shall terminate on the last day of the calendar month in which his death occurs.

10.           If EXECUTIVE is totally unable to perform his duties hereunder because of physical or mental disability for a continuous period of six (6) months or any twelve (12) months, then EXECUTIVE's obligation to thereafter perform services hereunder and COMPANY'S obligation to thereafter make payments hereunder shall cease so long as the disability shall continue. However, Base Salary and Additional Compensation, if any, shall continue for a period of six (6) months after death.

11.           If this Agreement is terminated pursuant to Paragraph 9 or 10 hereof, EXECUTIVE shall have no further rights against COMPANY under this Agreement except the right to (i) receive unpaid Base Salary, Additional Compensation, and stock under Paragraph 7 to be reimbursed for expenses incurred by him through the termination date as provided in Paragraph 4.

12.           In the course of your employment, you have, and will continue to have, access to trade secrets, confidential records, formulas_ specifications, methods of doing business, and other data owned by COMPANY and its clients. During your employment, and thereafter, you will not directly or indirectly: disclose such information to any person or use any such information, except as required in the course of your employment or in litigation. In the case of litigation, you will give COMPANY reasonable notice of the possibility such disclosures or use will occur, or unless such information has become publicly available through no fault of yours. All records, tiles, drawings, documents, models, equipment and the like relating to the business of COMPANY, which you prepare or use or you come into contact with, will be and remain the sole property of COMPANY and will not be removed from the business premises of COMPANY without written consent of COMPANY except as reasonably required in the regular course of your employment.

13.           EXECUTIVE represents and warrants that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would13 in any way restrict or prohibit him from undertaking and performing in accordance with the terms and conditions of this Agreement.

14.           All notices hereunder shall be in writing and shall be sent by registered mail, return receipt requested, or personally delivered to each of the parties hereto at the address set forth above, or at such other address as either party may, from time to time, designate to the other in writing.

15.           This Agreement and the rights and obligations hereunder may not be assigned by either party hereto. This Agreement shall be binding upon any corporate or other successor of COMPANY which shall acquire directly or indirectly, by merger, consolidation, purchase or otherwise of all or substantially all the assets of COMPANY.

16.           The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of any right hereunder, nor shall it deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any provision of this Agreement must be in writing.

17.           This Agreement contains the entire understanding between the parties hereto relating to the subject matter hereof and can be amended, modified or discharged only by a written agreement signed by EXECUTIVE, and COMPANY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The Original SoupMan, Inc.

By:	/s/ Arnold Casale	DATE: 9/1/2010
ARNOLD CASALE CEO

/s/ Robert Bertrand	DATE: 9/1/2010
Robert Bertrand President